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                    July 12, 2023

       Mark Vignola
       Chief Financial Officer
       Terns Pharmaceuticals, Inc.
       1065 East Hillsdale Blvd
       Suite 100
       Foster City, CA 94404

                                                        Re: Terns
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            File No. 001-039926

       Dear Mark Vignola:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences